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                                   Exhibit 99


Contact:   Barry S. Kaplan                Brent R. Earlewine
           Barry Kaplan Associates        Nocopi Technologies, Inc.
           email:  smallkap@aol.com       (610) 834-9600, ext. 17


                              FOR IMMEDIATE RELEASE


NOCOPI TECHNOLOGIES, INC. Signs 3 Year License for the Direct Mail Industry with Mailwell Envelope.

West Conshohocken, Pa. June 17th, 2002 - PRNewswire. Nocopi Technologies, Inc. (OTC Bulletin Board: NNUP), a well-known company in the business of developing solutions against counterfeiting, product diversion, document security, and authentication via patented technologies (including invisible inks, color changing inks, reactive thread and document security paper products), and Mailwell Envelope, a division of Mailwell Inc., are pleased to announce the signing of a 3 year license agreement for applications of Nocopi's Rub & Reveal color changing inks in the direct mail industry.

The relationship allows Mailwell Envelope access to Nocopi's patented Rub & Reveal color changing ink technology to be utilized on direct mail envelopes. The technology will permit Mailwell to offer its direct mail customers a unique value-add solution for the direct mail industry.

"Nocopi Technologies is excited by the overall business potential this new deal brings to the table. We look forward to the opportunities and resources that Mailwell Envelope is able to bring to bear as the largest envelope producer in the United States, and the goals our mutual growth plans will bring us in this market space. In addition to expanding the market presence of our patent protected inks, our relationship with Mailwell Envelope opens an entirely new vertical market and applications for our technologies," said Brent Earlewine, VP of Worldwide Sales for Nocopi.

The license agreement will also allow for the re-use of the trademarked Rub & Reveal product name in the marketing of direct mail envelope applications by Mailwell's sales force and marketing department. More information can be found on Nocopi's completely re-vamped web site at www.Nocopi.com.

Mailwell Envelope, a division of Mail-Well, Inc. (NYSE: MWL), until 2001, had specialized in four growing multibillion-dollar market segments in the highly fragmented printing industry: commercial printing, envelopes, labels and printed office products. Currently, Mailwell Envelope manufacturers over 100 million envelopes per day. Mail-Well currently has approximately 15,000 employees and more than 140 printing facilities and numerous sales offices throughout North America and the United Kingdom. The previously announced strategic plan will result in the company concentrating on its envelope and commercial print segments, where already it holds leading positions. These segments achieved sales of $1.6 billion in 2001. The other segments will be exited. The company is headquartered in Englewood, Colorado.

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Nocopi Technologies, Inc. (NNUP.OB) was founded in 1984 and is based in West
Conshohocken, Pennsylvania. The Company is engaged in the business of developing solutions against counterfeiting and product diversion, and for document security and authentication via patented technologies (including invisible inks, color changing inks, reactive thread and document security paper products).

FORWARD-LOOKING INFORMATION

The foregoing contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties (a summary of which may be found in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001 and in the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002, in each case, under the caption "Risk Factors"). Actual results may differ materially from such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.